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                                                                  EXHIBIT 4

                                                                  EXECUTION COPY

                                    AMENDMENT

                   AMENDMENT (the "Amendment") dated as of March 31, 1997, among Calgene, Inc., a Delaware corporation (the "Com-pany"), and Monsanto Company, a Delaware corporation ("Par-ent").

                              W I T N E S S E T H:

                   WHEREAS, Parent and the Company are parties to the Amended and Restated Stockholders Agreement, dated as of Novem-ber 12, 1996 (the "Stockholders Agreement");

                   WHEREAS, the Company, Parent and a wholly owned sub-sidiary of Parent ("Purchaser") have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, pursuant to which, among other things, Purchaser shall make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company (the "Shares") not currently owned by Parent or Purchaser, and, following consummation of the Offer, Purchaser shall, upon the terms and subject to the conditions of the Merger Agreement, merge with and into the Company (the "Merger" and together with the Offer and the other transactions contemplated by the Merger Agreement, the "Trans-actions");

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                   WHEREAS, the Special Committee (the "Special Commit-
         tee") of the Board of Directors of the Company (the "Company Board"), consisting of three Independent Directors (as defined in the Stockholders Agreement), has unanimously recommended that the Company Board approve the Merger Agreement and the Transactions, which recommendation was based in part on the opinion of Montgomery Securities, Inc., independent financial advisors to the Special Committee, that the consideration to be received by the holders of Shares (other than Parent and Pur-chaser) in the Offer and the Merger is fair to such holders from a financial point of view;

                   WHEREAS, the Company Board has duly approved and au-thorized the Merger Agreement and the Transactions contemplated thereby and has recommended that holders of Shares accept the Offer, and, if approval is required by applicable law, approve and adopt the Merger Agreement and the Merger;

                   WHEREAS, Parent and the Company (with the unanimous approval of the Independent Directors) have agreed to enter in this Amendment;

                   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Amendment, the parties hereto agree as follows:


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                                    ARTICLE I

                                   DEFINITIONS

                   SECTION 1.1. Defined Terms. Capitalized terms de-fined in the Stockholders Agreement and used herein shall have the meanings given to them in the Stockholders Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                   SECTION 2.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

                   (a) Amendment Approved. This Amendment has been approved, in accordance with Section 6.3 of the Stockhold-ers Agreement, by all of the Independent Directors of the Company.

                   (b) Required Actions Taken. Each of the Company, the Company Board, the Special Committee and the Indepen-dent Directors has taken any action and given any consent or approval required of it or them required to permit the acquisition of Shares by Purchaser in the Offer, the en-tering into of the Merger Agreement by the Company and the consummation of the Transactions contemplated thereby wit-hout violating or conflicting with the Stockholders Agree-ment. The actions referred to in the previous sentence


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              include, without limitation, (i) approval by the disinter-
              ested Directors of the Company, based upon a fairness opi-nion delivered to the Company Board by an investment bank-ing firm, of the price to be offered to holders of the Shares in the Offer and (ii) approval of the Merger Agree-ment and the Transactions by a majority of the Company Board, including at least two Company Directors.

                                   ARTICLE III

                                   AMENDMENTS

                   SECTION 3.1. Definitions. Section 2.1 of the Stockholders Agreement is hereby amended by adding the follow-ing definitions at their respective appropriate alphabetic-order locations in such section:

                   "`Merger' shall have the meaning ascribed to it in
              the Merger Agreement."

                   "`Merger Agreement' shall mean that certain Agreement
              and Plan of Merger (the "Merger Agreement"), dated as of March 31, 1997, by and among the Company, Monsanto, and Purchaser."

                   "`Offer' shall have the meaning ascribed to it in the
              Merger Agreement."


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                   "`Purchaser' shall mean Monsanto Acquisition Company,
              Inc., a Delaware corporation and a wholly owned subsidiary of Monsanto."

                   "`Transactions' shall mean the transactions contem-
              plated by the Merger Agreement, including, without limita-tion, the Offer and the Merger."

                   SECTION 3.2. Amendment to Section 3.6(a). Section 3.6(a) of the Stockholders Agreement is hereby amended by re-placing the period at the end of clause (iii) with a semicolon and adding the following clause (iv) after clause (iii):

                   "(iv)  Any of the Transactions."

                   SECTION 3.3. Amendment to Section 6.9. Section 6.9 of the Stockholders Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the follow-ing:

                   "SECTION 6.9.  Termination.  In the event the Offer
              is consummated, this Agreement shall terminate and cease to be of any force or effect as of the date Purchaser first accepts for payment any Shares tendered pursuant to the Offer."


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                                   ARTICLE IV

                               GENERAL PROVISIONS

                   SECTION 4.1. No Other Amendments. Except as ex-pressly amended, modified and supplemented hereby, the provi-sions of the Stockholders Agreement are and shall remain in full force and effect.

                   SECTION 4.2. Governing Law. This Amendment shall be governed in all respects by the laws of the State of Dela-ware (exclusive of such state's choice of laws rules).

                   SECTION 4.3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                   SECTION 4.4. Headings. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Amendment or as a limitation of the scope of the particular articles or sec-tions to which they refer.


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                   IN WITNESS WHEREOF, Parent and the Company have
         caused this Amendment to be executed as of the date first writ-ten above by their respective officers thereunto duly autho-rized.


                                            MONSANTO COMPANY

                                            /s/ Hendrik A. Verfaillie
                                            ----------------------------
                                            By: Hendrik A. Verfaillie
                                            Title: Executive Vice President


                                            CALGENE, INC.

                                            /s/ Lloyd M. Kunimoto
                                            ----------------------------
                                            By: Lloyd M. Kunimoto
                                            Title: Acting Chief Executive
                                                   Officer and President


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